Filed Pursuant to Rule 433
Registration No. 333-109310
NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
FORM OF EXTENDIBLE SENIOR UNSECURED FLOATING RATE NOTES TERM SHEET INITIALLY DUE 2008
TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation

Ratings:	A2 / A / A (Stable / Stable / Positive)

Principal Amount:	$250,000,000

Security Type:	Senior Unsecured

Issue Price:	100%

Pricing Date:	April 2, 2007

Settlement Date:	April 10, 2007

Initial Maturity Date:	May 1, 2008

Final Maturity Date:	May 1, 2014

Actual Maturity Date:	The 1st calendar day of each month, commencing on May 1, 2008, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next preceding Business Day as if it were made on the date that the payment was due, and no interest on such principal will accrue for the period from and after the Actual Maturity Date.

Election Dates:	The 3rd calendar day of each month, commencing on May 3, 2007

Election Notice Period:	The Election Notice Period for each Election Date will begin ten Business Days prior to an Election Date, and end two Business Days immediately preceding the Election Date.

Extension Election:	The notes will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount of the notes is extended. In no event will the maturity of the notes be extended beyond the Final Maturity Date. During an Election Notice Period for any Election Date you may elect to extend the maturity of all or any portion of the principal amount of your notes (in any multiple of $2,000 or integral multiple of $1,000 thereof) so that the maturity of your notes will be extended to the Actual Maturity Date occurring thirteen months after the Election Date.

Optional Redemption:	None

Interest Rate Basis	3 month U.S. Dollar LIBOR plus the Spread, provided, however, the Interest Rate Basis for the final interest period ending on the Actual Maturity Date will be calculated according to one-month U.S. Dollar LIBOR, if the final interest period is a period of one month, two-month U.S. Dollar LIBOR, if the final interest period is a period of two months, or three-month U.S. Dollar LIBOR, if the final interest period is a period of three months.

Spread

	For the issue date and Interest Reset Dates occurring:	Spread:

	From and including the Settlement Date to but excluding the May 1, 2008 Interest Reset Date	0 bps

	From and including the May 1, 2008 Interest Reset Date to but excluding the May 1, 2009 Interest Reset Date	+1 bps

From and including the May 1, 2009 Interest Reset Date to but excluding the May 1, 2010 Interest Reset Date	+2 bps

From and including the May 1, 2010 Interest Reset Date to but excluding the May 1, 2011 Interest Reset Date	+3 bps

From and including the May 1, 2011 Interest Reset Date to but excluding the May 1, 2012 Interest Reset Date	+4 bps

From and including the May 1, 2012 Interest Reset Date to but excluding the May 1, 2013 Interest Reset Date	+5 bps

From and including the May 1, 2013 Interest Reset Date to but excluding the Final Maturity Date	+5 bps

Interest Reset Dates:	The Settlement Date and the 1st calendar day of every May, August, November and February thereafter

Interest Determination Dates:	Two London Business Days prior to each Interest Reset Date.

Interest Payment Dates:	Interest will be paid the 1st calendar day of every May, August, November and February, commencing on August 1st, 2007

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000.

Bookrunners:	Deutsche Bank Securities Inc.
Lehman Brothers Inc.
Greenwich Capital Markets, Inc.
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Deutsche Bank by calling toll-free at 1-800-503-4611, Lehman Brothers Inc. by calling toll-free at 1-888-603-5847, and Greenwich Capital Markets, Inc. by calling toll-free at 1-888-273-4485.